MICRON ENVIRO SYSTEMS, INC.

TRADING SYMBOLS:

PHONE:   604-646-6903

MSEV---USA OTCBB

WEB:       www. micronenviro.com

NDD---Frankfurt Stock Exchange

EMAIL:   news@micronenviro.com

Thank you for your recent interest in Micron Enviro Systems, Inc. (“Micron”) (MSEV-OTCBB, NDD-Frankfurt Stock Exchange).  As you can see there are many exciting things happening with Micron, especially since Micron has recently announced its entry into the Athabasca region of Alberta, Canada, which is the world's largest Oil Sands region.  Micron now has interests in four separate Athabasca Oil Sands Leases.  These leases are in close proximity to Royal Dutch Shells' recently announced $465 million dollar purchase and other companies such as Connacher, Devon, Petrobank, Encana and ConocoPhilips. Micron has recently retained independent petroleum consultants (through the partnership) to initiate operations on its first Athabasca Oil Sands prospect.  An evaluation of the potential reserves, estimated development and operation costs, estimated future capital expenditures, and other pertinent information regarding the potential development of this Oil Sands prospect is expected to follow. These leases are located in the Athabasca Oil Sands, which is the largest oil sands formation in the world. Micron has additional marketing planned for the upcoming weeks and months.  Micron is also expecting to have results on multiple conventional oil and gas prospect in the coming days and weeks as well.  Micron also just announced a forward stock split for shareholders owning shares on June 23, 2006. For example, if you own 100,000 shares as of record date (planned date of June 23, 2006) you will hold 300,000 of the new shares with a new CUSIP number, giving you ownership of a total of 300,000 shares of Micron.   When you take into account the current near all time highs on oil prices and that the shares are trading more than 50% below the high recently set, management feels that Micron’s shares may not be reflecting its current value, especially since Micron’s current liabilities have decreased by over 75% and the current assets have increased by 10 times from December 31, 2005 to March 31, 2006. At this time, Micron is one of, if not the smallest market capitalized company with exposure to multiple Alberta Oil Sands prospects.

ALBERTA OIL SANDS

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the US with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.

60 minutes article on the Alberta Oil Sands http://www.cbsnews.com/stories/2006/01/20/60minutes/main1225184.shtml

ALBERTA OIL SANDS

The Oil Sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves, which is second only to Saudi Arabia's 262 billion barrels. As a comparison, the United States has only 29 billion barrels of recoverable reserves and has decreasing domestic production while their demand is increasing by 1-2% every year. Canada is in an optimal position to supply oil to the US with its favorable political climate, close proximity and being one of the few non-OPEC countries which can grow its oil production.

ALL OTHER RELEVENT INFORMATION:

Micron’s periodic filings with the United States Securities and Exchange Commission can be viewed at http://www.SEC.gov. For all details regarding working interests in all of MSEV's oil and gas prospects or any previous news releases go to the SEC website. You should independently investigate and fully understand all risks before making investment decisions.